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                                                                    Exhibit 24

                            LOAN AND SECURITY AGREEMENT

     This LOAN AND SECURITY AGREEMENT dated as of December 16, 1996, between Fix-Corp International, Inc., an Ohio corporation, with an address of 27040 Cedar Road, Suite 218, Beachwood, Ohio 44122 (the "Borrower") and Gordon Brothers Capital Corporation, a Delaware corporation, with an address of 40 Broad Street, Boston, Massachusetts 02109 (the "Lender").

     FOR VALUE RECEIVED, and in consideration of the granting by the Lender of financial accommodations to Borrower, Borrower represents and agrees with the Lender, as of the date hereof and as of the date of each credit and/or other financial accommodation, as follows.

                               1.   THE LOAN

1.1 LOAN. Subject to the terms and conditions of this Agreement, the Lender hereby agrees to make a loan to the Borrower in the original principal amount of $2,500,000.00 (the "Loan") to Borrower. The Loan shall be evidenced by that certain Note, of even date herewith, (the "Note") by the Borrower in favor of the lender in the original principal amount of $2,500,000.00, and is secured, without limitation, by that certain Open-End Mortgage, dated of even date herewith (the Mortgage"), by the Borrower in favor of the Lender in and to the premises located at 1835 James Parkway, Heath, Ohio 43056 (the "Real Property"). This Agreement, the Note, the Mortgage and any and all other documents, amendments or renewals executed and delivered in connection with any of the foregoing are collectively hereinafter referred to as the "Loan Documents".

                     2.   GRANT OF SECURITY INTEREST

2.1 GRANT OF SECURITY INTEREST. In consideration of the Lender's extending credit and other financial accommodations to the Borrower, the Borrower hereby grants to the Lender a security interest in (including, without limitation, a lien on and pledge of) all of the Borrowers Collateral (as hereinafter defined). The security interest granted by this Agreement is given to and shall be held by the Lender as security for the payment and performance of all Obligations.

2.2  DEFINITIONS.  The following definitions shall apply.

          (a) "Code" shall mean the Massachusetts Uniform Commercial Code (General Law, Chapter 106) as amended from time to time.

          (b) "Collateral" shall mean all the Borrower's present and future right, title and interest in and to any and all of the following property, whether such property is now existing or hereafter created.

              (i) All goods including without limitation all Inventory (as hereinafter defined), farm products, Equipment (as hereinafter defined), including without limitation machinery, furniture, trade fixtures;

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              (ii)  All accounts, accounts receivable, contract rights and chattel paper, regardless of whether or not they constitute proceeds of other Collateral;

              (iii) All general intangibles, regardless of whether or not they constitute proceeds of other Collateral, including, without limitation, all of the Borrower's rights to tax refunds and all the Borrowers rights (which the Lender may exercise or not as it in its sole discretion may determine) to acquire or obtain goods and/or services with respect to the manufacture, processing, storage, sale, shipment, delivery or installation of any of the Borrower's inventory or other Collateral;

               (iv) All products of and accessions to any of the Collateral;

               (v) All liens, guaranties, securities, rights, remedies and privileges pertaining to any of the Collateral, including the right of stoppage in transit;

               (vi) All obligations owing to the Borrower of every kind and nature, and all choses in action;

              (vii) All goodwill, trade secrets, computer programs,
                    customer lists, trade names, trademarks and patents;

             (viii) All documents and instruments (whether negotiable or nonnegotiable, and regardless of their being attached to chattel paper);

               (ix) All proceeds of Collateral of every kind and nature in whatever form, including, without limitation, both cash and noncash proceeds resulting or arising from the rendering of services by the Borrower or the sale or other disposition by the Borrower of the Inventory or other Collateral;

               (x) All books and records relating to the conduct of the Borrower's business including, without in any way limiting the generality of the foregoing, those relating to its accounts; and

               (xi) All deposit accounts maintained by the Borrower with any
                    Lender, trust company, investment firm or fund, or any similar institution or organization.

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          (c)  "Contract Rights" or "contract rights" means rights of the
     Borrower to payment under contracts not yet earned by performance and not evidenced by instruments or chattel paper.

          (d) "Debtors" shall mean the Borrower's customers who are indebted to the Borrower.

          (e) "Equipment" shall mean and include all the Borrower's machinery, equipment, furniture, trade fixtures and motor vehicles and intending to include all tangible personal property, or goods, utilized in the conduct of the Borrower's business, but excluding therefrom inventory, as that term is defined in the Code, and all replacements or substitutions therefor and all accessions thereto.

          (f) "Inventory" means all inventory of whatever name, nature, kind or description, all goods held for sale or lease or to be furnished under contracts of service, finished goods, work in process, raw materials, materials used or consumed by Borrower, parts, supplies, all wrapping, packaging, advertising labeling, and shipping materials, devices, names and marks, all contract rights and documents relating to any of the foregoing, whether any of the foregoing be now existing or hereafter arising, wherever located, now owned or hereafter acquired by Borrower.

          (g) "Obligation(s)" shall mean, without limitation, all loans, advances, indebtedness, notes, liabilities and amounts, liquidated or unliquidated, owing by the Borrower to the Lender at any time, of each and every kind, nature and description, whether arising under this Agreement or otherwise, and whether secured or unsecured, direct or indirect (that is, whether the same are due directly by the Borrower to the Lender, or are due indirectly by the Borrower to the lender as endorser, guarantor or other surety, or as Borrower of obligations due third persons which have been endorsed or assigned to the Lender, or otherwise), absolute or contingent, due or to become due, now existing or hereafter contracted. Said term shall also include all interest and other charges chargeable to the Borrower or due from the Borrower to the Lender from time to time and all costs and expenses referred to in this Agreement.

          (h) "Person or "party" shall include individuals, firms, corporations and all other entities.

     All words and terms used in this Agreement other than those specifically defined herein shall have the meanings accorded to them in the Code.

2.3 ORDINARY COURSE OF BUSINESS. The Lender hereby authorizes and permits the Borrower to hold, process, sell, use or consume in the manufacture or processing of finished goods, or otherwise dispose of the Inventory for fair consideration, all in the ordinary course of the Borrower's business, excluding, without limitation, sales to creditors or in bulk or sales or other dispositions occurring under circumstances which would or could create any lien or interest adverse to the Lender's security interest or other right hereunder in the proceeds resulting

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therefrom.  The Lender also hereby authorizes and permits the Borrower to receive from the Debtors all amounts due as proceeds of the Collateral at the Borrower's own cost and expense, and also liability, if any, subject to the direction and control of the Lender at all times, and the Lender may at any time, without cause or notice, and whether or not a default has occurred or demand has been made, terminate all or any part of the authority and permission herein or elsewhere in this Agreement granted to the Borrower with reference to the Collateral.

     Until the Lender shall otherwise notify the Borrower, all proceeds of and collections of Collateral shall be retained by the Borrower and used solely for the ordinary and usual operation of the Borrower's business, from and after notice by the Lender to the Borrower, all proceeds of and collections of the Collateral shall be held in trust by the Borrower for the Lender and shall not be commingled with the Borrowers other funds or deposited in any Lender account of the Borrower; and the Borrower agrees to deliver to the Lender on the dates of receipt thereof by the Borrower, duly endorsed to the Lender or to bearer, or assigned to the Lender, as may be appropriate, all proceeds of the Collateral in the identical form received by the Borrower.

2.4 ALLOWANCES. The Borrower may grant such allowances or other adjustments to Debtors (exclusive of extending the time for payment of any item which shall not be done without first obtaining the Lender's written consent in each instance) as the Borrower may reasonably deem to accord with sound business practice, including, without limiting the generality of the foregoing, accepting the return of all or any part of the Inventory (subject to the provisions set forth in this Agreement with reference to returned Inventory).

2.5 RECORDS. The Borrower shall hold its books and records relating to the collateral segregated from all the Borrower's other books and records in a manner satisfactory to the Lender; and shall deliver to the Lender from time to time promptly at its request all invoices, original documents of title, contracts, chattel paper, instruments and any other writings relating thereto, and other evidence of performance of contracts, or evidence of shipment or delivery of the merchandise or of the rendering of services; and the Borrower will deliver to the Lender promptly at the Lender's request from time to time additional copies of any or all such papers or writings, and such other information with respect to any of the Collateral and such schedules of Inventory, schedules of accounts and such other writings as the Lender may in its sole discretion deem to be necessary or effectual to evidence any loan hereunder or the Lender's security interest in the Collateral.

2.6 LEGENDS. The Borrower shall promptly make, stamp or record such entries or legends on the Borrower's books and records or on any of the Collateral as the Lender shall request from time to time, to indicate and disclose that the Lender has a security interest in such Collateral.

2.7 INSPECTION. The Lender, or its representative, at any time and from time to time, shall have the right and the Borrower will permit it and them:

          (a) to examine, check, make copies of or tracts from any of the Borrower's books, records and files (including, without limitation, orders and original correspondence);

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          (b)  to inspect and examine the Collateral and to check and test the same as to quality, quantity, value and condition; and the Borrower agrees to reimburse the Lender for its reasonable costs and expenses in so doing; and

          (c) to verify the Collateral or any portion or portions thereof or the Borrower's compliance with the provisions of this Agreement.

                      3.   REPRESENTATIONS AND WARRANTIES

3.1 ORGANIZATION AND QUALIFICATION. The Borrower is a duly organized and existing corporation under the laws of the State of its incorporation, as indicated above, in good standing under the laws of said state, and is duly qualified to do business under the laws of each state where the nature of the business done or property owned requires such qualification.

3.2 SUBSIDIARIES. The Borrower has no subsidiaries other than those listed on Schedule 3.2, if any, and the Borrower has never consolidated, merged or acquired substantially all of the assets of any other entity or person other than those listed on Schedule 3.2, if any.

3.3 CORPORATE RECORDS. The Borrower's Corporate Charter, Articles of Organization or Incorporation and all amendments thereto have been duly filed and are in proper order. All outstanding capital stock issued by the Borrower was and is properly issued and all books and records of the Borrower, including but not limited to its minute books, bylaws and books of account, are accurate and up to date and will be so maintained.

3.4 TITLE TO PROPERTIES; ABSENCE OF LIENS. Borrower has good and clear record and marketable title to all of its properties and assets, and all of its properties and assets including the Collateral are free and clear of all mortgages, liens, pledges, charges, encumbrances, setoffs, except (a) the mortgages and security interests as set forth on Schedule 3.4a if any, and
(b) the leases of personal property as set forth on Schedule 3.4b, if any.

3.5 PLACES OF BUSINESS. Borrower's chief executive office is correctly stated in the preamble to this Agreement, and Borrower shall, during the term of this Agreement, keep the Lender currently and accurately informed in writing of each of its other places of business, and shall not change the location of such chief executive office or open or close, move or change any existing or new place of business without giving the Lender at least thirty
(30) days prior written notice thereof.

3.6 VALID OBLIGATIONS. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate action and each represents a legal, valid and binding obligation of Borrower and is fully enforceable according to its terms, except as limited by laws relating to the enforcement of creditors' rights.

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3.7  CONFLICTS WITH OTHER AGREEMENTS.  There is no provision in any indenture, contract or agreement to which Borrower is a party which prohibits the execution, delivery or performance of the Loan Documents.

3.8 GOVERNMENTAL APPROVALS. The execution, delivery and performance of the Loan Documents does not require any approval of any governmental agency or authority.

3.9 LITIGATION. There are no actions, suits or proceedings pending or to the knowledge of Borrower threatened against Borrower which might materially adversely affect the ability of Borrower to perform its obligations under the Loan Documents.

3.10 FINANCIAL STATEMENTS. The Borrower has furnished to the Lender the following Financial Statements (the "Financial Statements") balance sheet as of September 30, 1996, and statement of profit and loss for the period ending September 30, 1996. The balance sheet fairly presents the condition of the Borrower at the date thereof and the statement of profit and loss fairly presents the results of the operations of the Borrower for the period indicated, all in conformity with generally accepted accounting principles, consistently applied.

3.11 ACCOUNTS AND CONTRACT RIGHTS. All accounts arise out of legally enforceable and existing contracts; and represent unconditional and undisputed bonafide indebtedness by the Debtor for sales or leases of Inventory shipped and delivered or services rendered by the Borrower to a Debtor, and are not and will not be subject to any discount (except such cash or trade discount as may be shown on any invoice, contract or other writing delivered to the Lender). No contract right, account, general intangible or chattel paper is, or will be represented by any note or other instrument, and no contract right, account or general intangible is, or will be represented by any conditional or installment sales obligation or other chattel paper, except such instruments or chattel paper as have been immediately upon receipt by the Borrower will be delivered to the Lender (duly endorsed or assigned), such delivery, in the case of chattel paper, to include all executed copies except those in the possession of the installment buyer and any security for or guaranty of any of the Collateral shall be delivered to the Lender immediately upon receipt thereof by the Borrower, with such assignments and endorsements thereof as the Lender may request.

3.12 TITLE TO COLLATERAL. At the date hereof the Borrower is (and as to Collateral that the Borrower may acquire after the date hereof, will be) the lawful owner of the Collateral, and that the Collateral and each item thereof is, will be and shall continue to be free of all restrictions, liens, encumbrances or other rights, title or interests (other than the security interest therein granted to the Lender hereby), credits, defenses, recoupments, set-offs or counterclaims whatsoever; that the Borrower has and will have full power and authority to grant to the Lender a security interest therein, and that the Borrower has not transferred, assigned, sold, pledged, encumbered, subjected to lien or granted any security interest in, and will not transfer, assign, sell (except sales or other dispositions in the ordinary course of business in respect to inventory as expressly permitted in this Agreement), pledge, encumber, subject to lien or grant any security interest in any of the Collateral (or any of the Borrower's right, title or interest therein), to any person other than the Lender; that the Collateral is and will be valid and genuine in all respects;

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that all accounts arise out of legally enforceable and existing contracts in accordance with their tenor; and that upon the Borrower's acquisition of any interest in contract rights, it shall in writing immediately notify the Lender thereof, specifically identifying the same as contract rights, and, except for such contract rights, no part of the Collateral (or the validity or enforceability by the Lender thereof) is or shall be contingent upon the fulfillment of any agreement or condition whatsoever and that the Collateral, other than Inventory and equipment, shall represent unconditional and undisputed bona fide indebtedness by the Debtor for sales or leases of Inventory shipped and delivered or services rendered by the Borrower to Debtor, and is not and will not be subject to any discount (except such cash or trade discount as may be shown on any invoice, contract or other writing delivered to the Lender); and that the Borrower will warrant and defend the Lender's right to and interest in the Collateral against all claims and demands of all persons whatsoever.

3.13 LOCATION OF COLLATERAL. Except for sale, processing, use, consumption or other disposition in the ordinary course of business, the Borrower will keep all Inventory and Equipment only at locations specified in this Agreement; that the Borrower shall, during the term of this Agreement, keep the Lender currently and accurately informed in writing of each location where the Borrower's records relating to its accounts and contract rights, respectively, are kept, and shall not remove such records or any of them to another state without giving the Lender at least thirty (30) days prior written notice thereof.

3.14 THIRD PARTIES. The Lender shall not be deemed to have assumed any liability or responsibility to the Borrower or any third person for the correctness, validity or genuineness of any instruments or documents that may be released or endorsed to the Borrower by the Lender (which shall automatically be deemed to be without recourse to the Lender in any event) or for the existence, character, quantity, quality, condition, value or delivery of any goods purporting to be represented by any such documents; and that the Lender, by accepting such security interest in the Collateral, or by releasing any Collateral to the Borrower, shall not be deemed to have assumed any obligation or liability to any supplier or Debtor or to any other third party, and the Borrower agrees to indemnify and defend the Lender and hold it harmless in respect to any claim or proceeding arising out of any matter referred to in this paragraph.

3.15 PAYMENT OF ACCOUNTS. Each account or other item of Collateral, other than Inventory and Equipment, will be paid in full on or before the date shown as its due date in the schedule of Collateral, in the copy of the invoice(s) relating to the account or other Collateral or in contracts relating thereto, that upon any suspension of business, assignment or trust mortgage for the benefit of creditors, dissolution, petition in receivership or under any chapter of the Bankruptcy Code as amended from time to time by or against any Debtor, any Debtor becoming insolvent or unable to pay its debts as they mature or any other act of the same or different nature amounting to a business failure, the Borrower will forthwith notify the Lender thereof.

3.16 NOTIFICATION OF DAMAGE. The Borrower will immediately notify the Lender of any loss or damage to, or material diminution in or any occurrence that would adversely affect the value of the Inventory, the Equipment of other Collateral.

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3.17 CHANGES.  Since the date of the Financial Statements, there have been no changes in the assets, liabilities, financial condition or business of the Borrower, other than changes in the ordinary course of business, the effect of which have, in the aggregate, been materially adverse.

3.18 TAXES. Borrower has filed all Federal, state and other tax returns required to be filed (except for such returns for which current and valid extensions have been filed), and all taxes, assessments and other governmental charges due from the Borrower have been fully paid. Borrower has established on its books reserves adequate for the payment of all Federal, state and other tax liabilities (if any).

3.19 USE OF PROCEEDS. No portion of any Loan is to be used for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations G and U of the Board of Governors of the Federal Reserve System, 12 C.F.R. 207 and 221.

                         4.   AFFIRMATIVE COVENANTS

4.1 PAYMENTS. Borrower will duly and punctually pay all interest and principal becoming due the Lender and will duly and punctually perform all things on its part to be done or performed under this Agreement.

4.2 FACILITY COLLATERAL MONITORING FEE. In addition to all amounts due and payable respecting the Loan pursuant to the Note and the other Loan Documents, Borrower hereby agrees to pay to Lender a "Facility/Collateral Monitoring Fee" equal to $7,500 per month payable in advance, the first such payment due on December ___, 1996 and each subsequent payment due on the first business day of every calendar month commencing January 2, 1997 so long as any amounts are outstanding respecting the Loan and the Note.

4.3 APPRAISAL OF REAL ESTATE. On or before January 1, 1997, the Lender shall have received a satisfactory written appraisal by an appraiser acceptable to Lender and Borrower for the Real Property, which appraisal shall be paid for by Borrower and addressed to the Lender. Such appraisal shall be acceptable to the Lender in its sole discretion and confirm that the value of the Real Property must be at least $1,400,000 based upon an orderly liquidation. In the event the value of the Real Property in such appraisal is less than $1,400,000 on a quick sale basis, Borrower hereby agrees to (i) provide additional collateral acceptable to Lender in Lender's sole discretion to cover the difference between $1,400,000 and such appraised value of the Real Property (the "Shortfall"); or (ii) to make an immediate payment to Lender in the amount of the Shortfall to reduce the principal balance of the Loan.

4.4 SUBORDINATION OF SECURITY INTEREST BY LENDER. Lender hereby agrees to subordinate its security interest in the Collateral upon payment to Lender of an amount equal to $1,500,000 (the "Collateral Prepayment") plus 60% of the Exit Fee (as such term is defined in the Note) which would be due and payable at the time the Collateral Prepayment is paid if all amounts outstanding respecting the Note had been paid at such time. In the, event 60% of the Exit Fee (the "Collateral Exit Fee Amount") is paid to Lender in accordance with this paragraph the amount of the Exit Fee due at the time all amounts outstanding respecting the Note are paid in full shall be reduced by the Collateral Exit Fee Amount. The Lender shall subordinate its lien in the Collateral only to the

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extent of amounts actually paid to Lender and upon execution and delivery of a Subordination and Intercreditor Agreement between Lender and such parties funding the repayment of amounts paid to Lender containing terms reasonably acceptable to Lender.

4.5 SUBORDINATION OF MORTGAGE BY LENDER. Lender hereby agrees to subordinate its Mortgage in the Real Property upon payment to Lender of an amount equal to $1,000,000 (the "Real Estate Prepayment") plus 40% of the Exit Fee (as such term is defined in the Note) which would be due and payable at the time the Real Estate Prepayment is paid if all amounts outstanding respecting the Note had been paid at such time. In the event 40% of the Exit Fee (the "Real Estate Exit Fee Amount') is paid to Lender in accordance with this paragraph the amount of the Exit Fee due at the time all amounts outstanding respecting the Note are paid in full shall be reduced by the Real Estate Exit Fee Amount. The Lender shall subordinate its Mortgage only to the extent of amounts actually paid to Lender and upon execution and delivery of a Subordination and Intercreditor Agreement between Lender and such parties funding the repayment of amounts paid to Lender containing terms reasonably acceptable to Lender.

4.6 BOOKS AND RECORDS; INSPECTION. Borrower will at all times keep proper books of account in which full, true and correct entries will be made of its transactions in accordance with generally accepted accounting principles, consistently applied and which are, in the opinion of a Certified Public Accountant acceptable to Lender, adequate to determine fairly the financial condition and the results of operations of Borrower. Borrower will at all reasonable times make its books and records available in its offices for inspection and examination by the Lender and the Lender's representatives and will permit inspection of the Collateral and all of its properties by the Lender and the Lender's representatives. Borrower will from time to time furnish the Lender with such information and statements as the Lender may request in its sole discretion with respect to the Obligations or the Lender's security interest in the Collateral. Borrower shall, during the term or this Agreement, keep the Lender currently and accurately informed in writing of each location where the Borrower's records relating to its accounts and contract rights are kept, and shall not remove such records to another state without giving the Lender at least thirty (30) days prior written notice thereof.

4.7  FINANCIAL STATEMENTS.  Borrower will furnish to Lender:

          (a) as soon as available to Borrower, but in any event within 15 days after the close of each month, a full and complete signed copy of financial statements, which shall include a balance sheet of the Borrower, as at the end of such month, and statement of profit and loss of the Borrower reflecting the results of its operations during such month and shall be prepared by the Borrower and certified by Borrower's chief financial officer as to correctness in accordance with generally accepted accounting principles, consistently applied, subject to year-end adjustments;

          (b) as soon as available to Borrower, but in any event within 30 days after the close of each quarterly period of its fiscal year, a full and complete signed copy of financial statements, prepared by certified public accountants acceptable to Lender, which shall include a balance sheet of the Borrower, as at the end of such quarter, and statement of

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     profit and loss of the Borrower reflecting the results of its operations during such quarter, bearing the opinion of such certified public accountants and prepared on a compiled basis in accordance with generally accepted accounting principles, consistently applied, subject to year-end adjustments;

          (c) as soon as available to Borrower, but in any event within 90 days after the close of each fiscal year, a full and complete signed copy of financial statements, prepared by certified public accountants acceptable to Lender, which shall include a balance sheet of the Borrower, as at the end of such year, and statement of profit and loss of the Borrower reflecting the results of its operations during such year, bearing the opinion of such certified public accountants and prepared on an audited basis in accordance with generally accepted accounting principles, consistently applied together with any so-called management letter;

          (d) on or before May 1 of each year or such other date approved by the Lender, Borrower's filed federal and state tax returns for the prior year;

          (e) from time to time, such financial data and information about Borrower as Lender may reasonably request; and

          (f) any financial data and information about any guarantors of the Obligations as Lender may reasonably request.

4.8 CONDUCT OF BUSINESS. The Borrower will maintain its corporate existence in good standing and comply with all laws and regulations of the United States and of any state or states thereof and of any political subdivision thereof, and of any governmental authority which may be applicable to it or to its business; provided that this covenant shall not apply to any tax, assessment or charge which is being contested in good faith and with respect to which reserves have been established and are being maintained.

4.9 NOTICE TO ACCOUNT DEBTORS. The Borrower agrees, at the request of the Lender, to notify all or any of the Debtors in writing of the Lender's security interest in the Collateral in whatever manner the Lender requests and, if the Lender so requests, to permit the Lender to notify all or any of the Debtors at the Borrower's expense.

4.10 TAXES. Borrower will promptly pay all real and personal property taxes, assessments and charges and all franchise, income, unemployment, old age benefits, withholding, sales and other taxes assessed against it or payable by it before delinquent; provided that this covenant shall not apply to any tax assessment or charge which is being contested in good faith and with respect to which reserves have been established and are being maintained.
The Lender may, at its option, from time to time, discharge any taxes, liens or encumbrances of any of the Collateral, and the Borrower will pay to the Lender on demand or the Lender in its sole discretion may charge to the Borrower all amounts so paid or incurred by it.

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4.11 MAINTENANCE.  Borrower will keep and maintain the Collateral and its other properties, if any, in good repair, working order and condition. The Borrower will immediately notify the Lender of any loss or damage to or any occurrence which would adversely affect the value of any Collateral. The Lender may, at its option, from time to time, take any other action that the Lender may deem proper to repair, maintain or preserve any of the Collateral, and the Borrower will pay to the Lender on demand or the Lender in its sole discretion may charge to the Borrower all amounts so paid or incurred by it.

4.12 INSURANCE. Borrower will maintain in force casualty insurance on all Collateral and any property of the Borrower, if any, against risks customarily insured against by companies engaged in businesses similar to that of the Borrower containing such terms and written by such companies as may be satisfactory to the Lender, such insurance to be payable to the Lender as its interest may appear in the event of loss; no loss shall be adjusted thereunder without the Lender's approval; and all such policies shall provide that they may not be canceled without first giving at least ten (10) days' written notice of cancellation to the Lender. In the event that the Borrower fails to provide evidence of such insurance, the Lender may, at is option, secure such insurance and charge the cost thereof to the Borrower. At the option of the Lender, all insurance proceeds received from any loss or damage to any of the Collateral shall be applied either to the replacement or repair thereof or as a payment on account of the Obligations. From and after the occurrence of an Event of Default, the Lender is authorized to cancel any insurance maintained hereunder and apply any returned or unearned premiums, all of which are hereby assigned to the Lender, as a payment on account of the Obligations.

4.13 NOTIFICATION OF DEFAULT. Within five (5) days of becoming aware of the existence of any condition or event which constitutes an Event of Default, or any condition or event which would upon notice or lapse of time, or both, constitute an Event of Default, Borrower shall give Lender written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto.

4.14 NOTIFICATION OF MATERIAL LITIGATION. Borrower will promptly notify the Lender in writing of any litigation or of any investigative proceedings of a governmental agency or authority commenced or threatened against it which would or might be materially adverse to the financial condition of Borrower.

4.15 PENSION PLANS. With respect to any pension or benefit plan maintained by Borrower, or to which Borrower contributes (Plan"), the benefits under which are guarantied, in whole or in part, by the Pension Benefit Guaranty Corporation created by the Employee Retirement Income Security Act of 1974,
P. L. 93-406, or any governmental authority succeeding to any or all of the functions of the Pension Benefit Guaranty Corporation ("Pension Benefit Guaranty Corporation"), Borrower will (a) fund each Plan as required by the provisions of Section 412 of the Internal Revenue Code of 1986, as amended;
(b) cause each Plan to pay all benefits when due; (c) furnish Lender (i) promptly with a copy of any notice of each Plan's termination sent to the Pension Benefit Guaranty Corporation and (ii) no later than the date of submission to the Department of Labor or to the Internal Revenue Service, as the case may be, a copy of any request for waiver from the funding standards or extension of the amortization periods required by Section 412 of the Internal Revenue Code of 1954, as amended; and (d) subscribe to any contingent liability insurance provided by the Pension Benefit Guaranty Corporation to protect against employer liability upon termination of a guarantied pension plan, if available to Borrower.

4.16 ENVIRONMENTAL. As of the date hereof neither the Borrower nor any of Borrower's agents, employees or independent contractors (1) have caused or are aware of a release or threat of release of Materials (as defined herein) on any of the premises or personal property owned or controlled by Borrower, or any abutting property, which could give rise to liability under any Superfund and Hazardous Waste Laws (as defined herein) or any other federal, state or local law, rule or regulation; (2) have arranged for the transport of or transported any Materials in a manner as to violate, or result in potential liabilities under, any Superfund and Hazardous Waste Laws; (3) have received any notice, order or demand from the Environmental Protection Agency or the Ohio Department of Environmental Protection under any Superfund and Hazardous Waste Laws; (4) have incurred any liability under any Superfund and Hazardous Waste Laws in connection with the mismanagement, improper disposal or release of Materials; (5) are aware of any inspection or investigation of any of the premises or personal property owned or controlled by Borrower or abutting property by any federal, state or local agency for possible violations of the Superfund and Hazardous Waste Laws.

     To the best of Borrower's knowledge, no prior owner or tenant of any premises or property presently controlled or owned by Borrower committed or omitted any act which caused the release of Materials on such premises or property which could give rise to a lien thereon by any federal, state or local government. No notice or statement of claim or lien affecting any property or premises owned or controlled by Borrower has been recorded or filed in any public records by any federal, stale or local government for costs, penalties, fines or other charges as to such property.

     Borrower agrees to indemnify and hold Lender harmless from all liability, loss, cost, damage and expense, including attorney fees and costs of litigation, arising from any and all of its violations of the Superfund and Hazardous Waste Laws including those arising from any lien on any premises or property owned or controlled by Borrower by any federal, state and local government arising from the presence of Materials. Borrower further agrees to reimburse Lender upon demand for any costs incurred by Lender in connection with the foregoing. Borrower agrees its obligations hereunder shall be continuous and shall survive the repayment of all debts to Lender including repayment of all Obligations.

     The term "Materials" means any "oil," "hazardous material," "hazardous wastes" or "hazardous substances" as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 ET SEQ., as amended, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 ET SEQ., as amended, and Ohio hazardous waste laws and regulations, and the foregoing are collectively the "Superfund and Hazardous Waste Laws."

                            5.   NEGATIVE COVENANTS

5.1 NET OPERATING INCOME. Borrower hereby agrees to pay to Lender, in addition to all other amounts due respecting the Note, $100,000 of the outstanding principal balance of the Note within 20 days of the start of any calendar month following any period of two consecutive months in which Borrower fails to maintain monthly net operating income before income taxes, as defined in accordance with generally accepted accounting principles, consistently applied. equal to at least the amount shown on Schedule 5.1 for the calendar months indicated on Schedule 5.1.

5.2 LIMITATIONS ON INDEBTEDNESS. Borrower will not issue any evidence of indebtedness or create, assume, guarantee, become contingently liable for, or suffer to exist indebtedness in addition to indebtedness to the Lender, except indebtedness or liabilities of Borrower, other than for money borrowed, incurred or arising in the ordinary course of business.

5.3 SALE OF INTEREST. There shall not be any sale or transfer of ownership of any interest in the Borrower without the Bank's prior written consent.

5.4 LOANS OR ADVANCES. Borrower will not make any loans or advances to any individual, firm or corporation, including without limitation its officers and employees; provided, however, that Borrower may make advances to its employees, including its officers, with respect to expenses incurred or to be incurred by such employees which expenses are reimbursable by Borrower; and provided further, however, that Borrower may extend credit in the ordinary course of business in accordance with customary trade practices.

5.5 DIVIDENDS AND DISTRIBUTIONS. Borrower will not, without prior written permission of the Lender, pay any dividends on or make any distribution on account of any class of Borrower's capital stock in cash or in property (other than additional shares of such stock), or redeem, purchase or otherwise acquire, directly or indirectly, any of such stock, except if Borrower is a Subchapter S corporation, under the regulations of the Internal Revenue Service of the United States, in which event, so long as Borrower is not in default hereunder, Borrower may distribute to the stockholders of Borrower such amounts as are necessary to pay the tax liability of such stockholders due as a result of such stockholders interest in the Borrower.

5.6 INVESTMENTS. Without the prior written consent of Lender, which shall not be unreasonably withheld, the Borrower will not (i) make investments in, or advances to, any individual, partnership, corporation, limited liability company, trust or other organization or person; or (ii) purchase or otherwise invest in or hold securities, nonoperating real estate or other nonoperating assets or purchase all or substantially all the assets of any entity.

5.7 MERGER. Borrower will not merge or consolidate or be merged or consolidated with or into any other corporation.

SALE OF ASSETS. Borrower will not without Lender's prior written consent sell, lease or otherwise dispose of any of its assets, except in the ordinary and usual course of business and except for the purpose of replacing machinery, equipment or other personal property which, as a consequence of wear, duplication or obsolescence, is no longer used or necessary in the Borrower's business, provided that fair consideration is received therefor; provided, however, the Lender shall not unreasonably withhold consent in the event Borrower proposes to transfer any assets to a corporation (a "Subsidiary") for which one hundred percent of the issued and outstanding capital stock is owned by Borrower, provided such Subsidiary executes and delivers such guarantees, security agreements and other agreements reasonably requested by Lender to perfect and preserve Lender's rights under this Agreement and the other Loan Documents.

5.9 RESTRICTION ON LIENS. Borrower will not grant any security interest in, or mortgage of, any of its properties or assets including the Collateral.

5.10 OTHER BUSINESS. Borrower will not engage in any business other than the business in which it is currently engaged or a business reasonably allied thereto.

                            6.   DEFAULT

6.1 DEFAULT. "Event of Default" shall mean the occurrence of one or more of any of the following events:

          (a) Default of any liability, obligation or undertaking of the Borrower to the Lender, hereunder or otherwise, including failure to pay in full and when due any installment of principal or interest continuing for 5 business days with respect to any monetary obligation or continuing for 5 business days after the giving of notice by the Lender with respect to all other obligations.

          (b) Failure of the Borrower to maintain aggregate collateral security value satisfactory to the Lender continuing for 5 business days after the giving of notice by the Lender.

          (c) Default of any material liability, obligation or undertaking of the Borrower to any other party continuing for 5 business days after the giving of notice by the Lender.

          (d) If any statement, representation or warranty heretofore, now or hereafter made in connection with this Agreement or in any supporting financial statement of the Borrower shall be determined by Lender to have been false in any material respect when made continuing for 5 business days after the giving of notice by the Lender.

          (e) The liquidation, termination or dissolution of, or the merger consolidation of the Borrower, into another entity or the Borrower ceasing to carry on actively its present business or the appointment of a receiver for the Borrower.

          (f) The liquidation, termination or dissolution of any guarantor of the Obligations or if a corporation, the merger or consolidation of any such guarantor into another entity, or any guarantor of the Obligations ceasing to carry on actively its present business, or the appointment of a receiver for any guarantor of the Obligations or the death of any guarantor of the Obligations or any partner or trustee of any guarantor of the Obligations.

          (g) The institution by or against the Borrower or guarantor of the Obligations of any proceedings under the Bankruptcy Code 11 U.S.C. Section 101 ET SEQ. or any other law in which the Borrower any guarantor of the Obligations is alleged to be insolvent or unable to pay their respective debts as they mature, or the making by the Borrower or any guarantor of the Obligations of an assignment for the benefit of creditors or the granting of a trust mortgage for the benefit of creditors.

          (h) The service upon the Lender hereof of a writ in which the Lender is named as trustee of the Borrower or of any guarantor of the Obligations.

          (i) A judgment or judgments for the payment of money shall be rendered against the Borrower and any such judgment shall remain unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution.

          (j) Any levy, seizure, attachment, execution or similar process shall be issued or levied on any of the property of the Borrower.

          (k)  The termination of any guaranty of the Obligations.

          (l) The occurrence of such a change in the condition or affairs (financial or otherwise) of the Borrower or any guarantor or other surety for any of the obligations, or the occurrence of any event or circumstance such that the Lender, in its sole discretion, deems that it is insecure or that the prospects for timely or full payment or performance of any of the Obligations have been or may be impaired.

6.2 DEFAULT. If an Event of Default shall occur, at the election of the Lender, all Obligations shall become immediately due and payable without notice or demand, except with respect to Obligations payable on DEMAND, which shall be due and payable on DEMAND, whether or not an Event of Default has occurred.

     The Lender is hereby authorized, at its election, after an Event of Default or after Demand, without any further demand or notice except to such extent as notice may be required by applicable law, to take possession and/or sell or otherwise dispose of all or any of the Collateral at public or private sale; and the Lender may also exercise any and all other rights and remedies of a secured party under the Code or which are otherwise accorded to it by applicable law, all as the Lender may determine. If notice of a sale or other action by the Lender is required by applicable law, unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Borrower agrees that five (5) days' written notice to the Borrower, or the shortest period of written notice permitted by such law, whichever is larger, shall be sufficient notice; and that to the extent permitted by law, the Lender, its officers, attorneys and agents may bid and become purchasers at any such sale, if public, and may purchase at any private sale any of the Collateral that is or a type customarily sold on a recognized market or which is the subject of widely distributed standard price quotations. Any sale (public or private) shall be free from any right of redemption, which the Borrower hereby waives and releases. No purchaser at any sale (public or private) shall be responsible for the application of the purchase money. Any balance of the net proceeds of sale remaining after paying all Obligations of the Borrower to the Lender shall be returned to the Borrower or to such other party as may be legally entitled thereto; and if there is a deficiency, the Borrower shall be responsible for the same, with interest. Upon demand by the Lender, the Borrower shall assemble the Collateral and make it available to the Lender at a place designated by the Lender which is reasonably convenient to the Lender and the Borrower. The Borrower hereby acknowledges that the Lender has extended credit and other financial accommodations to the Borrower upon reliance of the Borrower's granting the Lender the rights and remedies contained in this Agreement including without limitation, the right to take immediate possession of the Collateral upon the occurrence of an Event of Default or after DEMAND with respect to Obligations payable on DEMAND and the Borrower hereby acknowledges that the Lender is entitled to equitable and injunctive relief to reinforce any of its rights and remedies hereunder or under the Code and the Borrower hereby waives any defense to such equitable or injunctive relief based upon any allegation of the absence of irreparable harm to the Lender.

6.3 POWER OF ATTORNEY. The Borrower hereby irrevocably constitutes and appoints the Lender as the Borrower's true and lawful attorney, with full power of substitution, at the sole cost and expense of the Borrower but for the sole benefit of the Lender, upon the occurrence of an Event of Default or after DEMAND with respect to Obligations payable on DEMAND, to convert the Collateral into cash, including, without limitation, completing the manufacture or processing of work in process, and the sale (either public or private) of all or any portion or portions of the Inventory and other Collateral; to enforce collection of the Collateral, either in its own name or in the name of the Borrower, including, without limitation, executing releases, compromising or settling with any Debtors and prosecuting, defending, compromising or releasing any action relating to the Collateral; to receive, open and dispose of all mail addressed to the Borrower and to take therefrom any remittances or proceeds of Collateral in which the Lender has a security interest; to notify Post Office authorities to change the address for delivery of mail addressed to the Borrower to such address as the Lender shall designate to endorse the name of the Borrower in favor of the Lender upon any and all checks, drafts, money orders, notes, acceptances or other instruments of the same or different nature; to sign and endorse the name of the Borrower on and to receive as secured party any of the Collateral, any invoices schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title of the same or different nature relating to the Collateral; to sign the name of the Borrower on any notice of the Debtors or on verification of the Collateral; and to sign and file or record on behalf of the Borrower any financing or other statement in order to perfect or protect the Lender's security interest. The Lender shall not be obliged to do any of the acts or exercise any of the powers hereinabove authorized, but if the Lender elects to do any such act or exercise any such power, it shall not be accountable for more than it actually receives as a result of such exercise of power, and it shall not be responsible to the Borrower except for willful misconduct in bad faith. All powers conferred upon the Lender by this Agreement, being coupled with an interest, shall be irrevocable so long as any Obligation of the Borrower to the Lender shall remain unpaid.

6.4 NONEXCLUSIVE REMEDIES. All of the Lender's rights and remedies not only under the provisions of this Agreement but also under any other agreement or transaction shall be cumulative and not alternative or exclusive, and may be exercised by the Lender at such time or times and in such order of preference as the Lender in its sole discretion may determine.

6.5 REASSIGNMENT TO BORROWER. Whenever the Lender deems it desirable that any legal action he instituted with respect to any Collateral or that any other action be taken in any attempt to effectuate collection of any Collateral, the Lender may reassign the item in question to the Borrower (and if the Lender shall execute any such reassignment, it shall automatically be deemed to be without recourse to the Lender in any event) and require the Borrower to proceed with such legal or other action at the Borrower's sole liability, cost and expense, in which event all amounts collected by the Borrower on such item shall nevertheless be subject to the Lender's security interest.

                         7.   MISCELLANEOUS


7.1 WAIVERS. The Borrower waives notice of nonpayment, demand, presentment, protest or notice of protest of the Collateral, and all other notices, consents to any renewals or extensions of time of payment thereof, and generally waives any and all suretyship defenses and defenses in the nature thereof.

7.2 SEVERABILITY. If any provision of this Agreement or portion of such provision or the application thereof to any person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

7.3 SET-OFF. Any deposits, balances or other sums credited by or due from the Lender or any of its affiliates to Borrower and any security or other property of the Borrower in the possession of the Lender, whether for safekeeping or otherwise, may, at any time whether or not an Event of Default has occurred or demand has been made, without notice to Borrower, or compliance with any other condition precedent now or hereafter imposed by statute, rule of law, or otherwise (all of which are hereby expressly waived) be set off, appropriated and applied by Lender against any and all of the Obligations in such manner as the Lender in its sole discretion may determine.

7.4 INDEMNIFICATION. The Borrower shall indemnify, defend and hold the Lender harmless of and from any claim brought or threatened against the Lender by Borrower, any guarantor or endorser of the Obligations, or any other person (as well as from attorneys' reasonable fees and expenses in connection therewith) on account of the Lender's relationship with the Borrower, or any guarantor or endorser of the Obligations (each of which may be defended, compromised, settled or pursued by the Lender with counsel of the Lender's election, but at the expense of the Borrower), except for any claim arising out of the gross negligence or willful misconduct of the Lender. The within indemnification shall survive payment of the Obligations, and/or any termination, release or discharge executed by the Lender in favor of the Borrower.

7.5 COSTS AND EXPENSES. The Borrower shall pay to the Lender any and all costs and expenses (including, without limitation, reasonable attorneys' fees, court costs, litigation and other expenses) incurred or paid by the Lender in establishing, maintaining, protecting or enforcing any of the Lender's rights or the Obligations, including, without limitation, any and all such costs and expenses incurred or paid by the Lender in defending the Lender's security interest in, title or right to the Collateral or in collecting or attempting to collect or enforcing or attempting to enforce payment of the Collateral.

7.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

7.7 BINDING EFFECT OF AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, legal representatives. successors and assigns of the parties hereto, and shall remain in full force and effect (and the Lender shall be entitled to rely thereon) until terminated as to future transactions by written notice from either Party to the other party of the termination hereof; provided that any such termination shall not release or affect any Collateral in which the Lender already has a security interest or any Obligations incurred or rights accrued hereunder prior to the effective date of such notice (as hereinafter defined) of such termination. Notwithstanding any such termination, the Lender shall have a security interest in all Collateral to secure the payment and performance of Obligations arising after such termination as a result of commitments of undertakings made or entered into by the Lender prior to such termination. The Lender may transfer and assign this Agreement and deliver the Collateral to the assignee, who shall thereupon have all of the rights of the Lender; and the Lender shall then be relieved and discharged of any responsibility or liability with respect to this Agreement and the Collateral.

7.8 FURTHER ASSURANCES. Borrower will from time to time execute and deliver to the Lender, and take or cause to be taken, all such other further action as the Lender may request in order to effect and confirm or vest more securely in the Lender all rights contemplated or to vest more fully in or assure to the Lender the security interest in the Collateral granted to the Lender by this Agreement or to comply with applicable statute or law and to facilitate the collection of the Collateral.

7.9 AMENDMENTS AND WAIVERS. This Agreement may be amended and Borrower may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if Borrower shall obtain the Lender's prior written consent to each such amendment, action or omission to act. No delay or omission on the part of Lender in exercising any right hereunder shall operate as a waiver of such right or any other right and waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy of Lender on any future occasion.

7.10 TERMS OF AGREEMENT. This Agreement shall continue in force and effect so long as any Obligations or obligation of Borrower to Lender shall be outstanding and is supplementary to each and every other agreement between Borrower and Lender and shall not be so construed as to limit or otherwise derogate from any of the rights or remedies of Lender or any of the liabilities, obligations or undertakings of Borrower under any such agreement, nor shall any contemporaneous or subsequent agreement between Borrower and the Lender be construed to limit or otherwise derogate from any of the rights or remedies of Lender or any of the liabilities, obligations or undertakings of Borrower hereunder, unless such other agreement specifically refers to this Agreement and expressly so provides.

7.11 NOTICES. Any notices under or pursuant to this Agreement shall be deemed duly received and effective if delivered in hand to any officer of agent of the Borrower or Lender, or if mailed by registered or certified mail, return receipt requested, addressed to the Borrower or Lender at address set forth in this Agreement or as any Party may from time to time designate by written notice to the other party.

7.12 MASSACHUSETTS LAW. This Agreement is intended to take effect as a sealed instrument and has been executed or completed and is to be performed in Massachusetts, and it and all transactions thereunder or pursuant thereto shall be governed as to interpretation, validity, effect, rights, duties and remedies of the parties thereunder and in all other respects by the domestic laws of Massachusetts.

7.13 REPRODUCTIONS. This Agreement and all documents which have been or may be hereinafter furnished by Borrower to the Lender may be reproduced by the Lender by any photographic, photostatic, microfilm, xerographic or similar process, and any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business).

7.14 VENUE. Borrower irrevocably submits to the nonexclusive jurisdiction of any federal or state court sitting in Massachusetts, over any suit, action or proceeding arising out of or relating to this Agreement. Borrower irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum. Borrower irrevocably appoints the Secretary of State of the Commonwealth of Massachusetts as its authorized agent to accept and acknowledge on its behalf any and all process which may be served in any such suit, action or proceeding, consents to such process being served (i) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested to Borrower and (ii) by serving the same upon such agent, and agrees that such service shall in every respect be deemed effective service upon Borrower.

7.15 JURY WAIVER. THE BORROWER AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AND AFTER AN OPPORTUNITY T0 CONSULT WITH LEGAL COUNSEL, WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE OBLIGATIONS, ALL MATTERS CONTEMPLATED HEREBY AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH. THE BORROWER CERTIFIES THAT NEITHER THE LENDER NOR

ANY OF ITS REPRESENTATIVES, AGENTS OR COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT IN THE EVENT OF ANY SUCH PROCEEDING SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.

Witness                                       Borrower

                                              Fix-Corp International, Inc.

/s/ Sherry Durst                              By: /s/ Mark Fixler
----------------------------                     ---------------------------
                                                  Mark Fixler, President


Accepted at Boston, Massachusetts:  Gordon Brothers Capital Corporation

By:/s/ Warren H. Feder
   -----------------------
Name:    Warren H. Feder
Title:   President

                                    SCHEDULE 5.1

     February 1997  $  20,907
     March 1997        84,271
     April 1997        79,734
     May 1997          79,734
     June 1997         79,734
     July 1997         79,734
     August l997      123,122
     September 1997   250,517
     October 1997     394,198
     November 1997    394,198
     December 1997    394,198
     January 1998     394,198